Exhibit 5.1

JODIE M. BOURDET

+1 415 693 2054

jbourdet@cooley.com

March 9, 2023

Olema Pharmaceuticals, Inc.,

512 2nd Street, 4th Floor

San Francisco, California 94107

Ladies and Gentlemen:

We have acted as counsel to Olema Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to $100,000,000 of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-263117) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated March 9, 2023, filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company in accordance with the Sales Agreement dated March 9, 2023 (the “Agreement”) between the Company and Oppenheimer & Co. Inc. as described in the Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Agreement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of officers of the Company and have not independently verified such matters.

We have assumed (i) that each sale of Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 50,000,000 Shares will be sold under the Agreement pursuant to the Prospectus and (iii) that the price at which the Shares are sold will equal or exceed the par value of the Shares.  We express no opinion to the extent that future issuances of securities of the Company, anti-dilution adjustments to outstanding securities of the Company and/or other matters cause the number of shares of Common Stock issuable under the Agreement to exceed the number of shares of Common Stock then available for issuance by the Company.

Our opinion is expressed only with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP 3 Embarcadero Center, 20TH Floor San Francisco, CA 94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com

Olema Pharmaceuticals, Inc.

March 9, 2023

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Annual Report on Form 10-K filed with the Commission on the date hereof and incorporated by reference into the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Jodie Bourdet
Jodie Bourdet

Cooley LLP 3 Embarcadero Center, 20TH Floor San Francisco, CA 94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com